Exhibit 23.1

Williamson Petroleum Consultants, Inc.

Texas Registered Engineering Firm F-81

303 Veterans Airpark Lane, SUITE 1100

Midland, Texas 79705

Phone: 432-685-6100

Fax: 432-685-3909

E-Mail: wpc@wpc-inc.com

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the use of our report entitled “Evaluation of Oil and Gas Reserves to the Interests of Arabella Exploration, Inc. Effective December 31, 2014, for Disclosure to the Securities and Exchange Commission, Williamson Project 4.9637” dated April 10, 2015 and data extracted therefrom (and all references to our Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about April 15, 2015.

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

April 15, 2015